CONSENT OF THACHER PROFFITT & WOOD LLP

We hereby consent to the filing of our form of Federal tax opinion letter, to be rendered to the Board of Directors of Westbank Corporation, as Exhibit 8.2 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission dated as of the date hereof relating to the proposed merger of Westbank Corporation and NewAlliance Bancshares, Inc., and to the references to the opinion letter under the headings “The Merger - Material Federal Income Tax Consequences” and “Legal Matters” in the Proxy Statement which is a part of the Registration Statement.

THACHER PROFFITT & WOOD LLP

/s/ THACHER PROFFITT & WOOD LLP